Exhibit 10.1
THIRD AMENDMENT TO SUPPLY AND OFFTAKE AGREEMENT

THIS THIRD AMENDMENT TO SUPPLY AND OFFTAKE AGREEMENT (this “Third Amendment”) is entered into as of the Third Amendment Closing Date (as defined below), between Macquarie Energy North America Trading Inc., a Delaware corporation (“Macquarie”), and Calumet Shreveport Refining, LLC, a Delaware limited liability company, formerly known as Calumet Shreveport Lubricants & Waxes, LLC, a Delaware limited liability company, and successor by merger to Calumet Shreveport Fuels, LLC, a Delaware limited liability company (the “Company”).

RECITALS
A.Macquarie and the Company entered into that certain Supply and Offtake Agreement dated June 19, 2017 (as amended by the Assumption Agreement, the First Amendment thereto, the Second Amendment thereto and as otherwise amended, restated, supplement or modified from time to time, the “Supply and Offtake Agreement”).

B.Macquarie and the Company entered into that certain Storage Facilities Agreement dated June 17, 2017 (as amended, restated, supplement or otherwise modified from time to time, the “Storage Facilities Agreement”).

C.Macquarie and the Company have agreed to amend certain provisions of the Supply and Offtake Agreement, to enter into certain agreements and to provide certain other accommodations in connection therewith, and each of Macquarie and the Company is willing to enter into such amendments and agreements and to provide such accommodations, as more particularly described herein, subject to the terms and conditions of this Third Amendment.

D.Macquarie and the Company agree that (a) Macquarie and the Company are entering into this Third Amendment and amendments or modifications to certain other Transaction Documents (including the Storage Facilities Agreement) in order to extend the term of the Supply and Offtake Agreement and to accommodate certain amendments thereto, as more particularly described herein, and (b) Macquarie and the Company will receive one or more material benefits from the entry into such agreements.

E.Capitalized terms used but not defined in this Third Amendment have the meanings set forth therefor in the Supply and Offtake Agreement.

AGREEMENTS AND AMENDMENTS
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned parties hereby agree as follows:
I.Amendments to Supply and Offtake Agreement.

(a)Article 1.1, Definitions, of the Supply and Offtake Agreement is hereby amended by adding the following new definitions in their proper alphabetical order:

“Third Amendment” means the Third Amendment to Supply and Offtake Agreement dated as of the Third Amendment Closing Date by and among Macquarie, Calumet Shreveport Refining, LLC, Parent and Calumet Refining.
“Third Amendment Closing Date” means May 8, 2019.
(b)Section 3.1, Term, of the Supply and Offtake Agreement is hereby amended such that the reference therein to “June 30, 2020” in the third line of such section shall be a reference to “June 30, 2023”.

(c)Section 3.2, Early Termination Rights, of the Supply and Offtake Agreement is hereby amended by amending clause (a) thereof such that the reference therein to “June 30, 2019” in the fifth line of such clause (a) shall be a reference to “June 30, 2022”.

(d)Section 3.2, Early Termination Rights, of the Supply and Offtake Agreement is hereby amended by amending and restating clause (c) thereof so as to read in its entirety as follows:

“From and after June 30, 2018, Calumet Shreveport Refining, LLC may elect, in its sole and absolute discretion, to terminate this Agreement early (prior to the Expiration Date), such termination to be effective on the 90th day after notice of election to terminate is provided by Calumet Shreveport Refining, LLC to Macquarie in accordance with Article 27; provided that, notwithstanding any other provision in any Transaction Document, (i) if any “Optional Early Termination Date” (as hereinafter defined) occurs on or before June 30, 2020, Calumet Shreveport Refining, LLC shall pay to Macquarie the Specified Termination Amount, and (ii) if any Optional Early Termination Date occurs after June 30, 2020, no Specified Termination Amount shall be due from or payable by Calumet Shreveport Refining, LLC or from or by any other Person. If any early termination is properly elected pursuant to the preceding sentence, the effective date of such termination shall be the “Optional Early Termination Date.” For the avoidance of doubt, the Termination Amount for any early termination pursuant to this subsection (c) shall be calculated in accordance with Section 20.2 and, subject to the first sentence of this clause (c), shall include the Specified Termination Amount when calculating the Termination Amount related to such early termination.
(e)Section 6.2, Purchase Price for Crude Oil, of the Supply and Offtake Agreement is hereby amended by amending and restating Section 6.2 to read in its entirety as follows:

“6.2 Purchase Price for Crude Oil. The per Barrel purchase price for the Daily Crude Tanks Sales and Daily Crude Purchases shall equal the Current Month Pricing Benchmark specified for Crude Oil, subject to the calculation of the monthly true-up amounts as provided for on Schedule C, and Macquarie shall provide interim invoice statements (subject to the monthly true-up) to Calumet Shreveport Refining, LLC during each month based on provisional prices (determined using the index price for the day plus the applicable differential agreed in advance for such month) established in good faith by Macquarie for Barrels purchased.”

(f)Clause (a) of Section 6.7, Monthly Crude Sale Adjustment, of the Supply and Offtake Agreement is hereby amended by amending and restating Section 6.7(a) so as to read in its entirety as follows:

“(a)    Macquarie shall determine the aggregate quantity of Barrels of Crude Oil sold during such period under such Counterparty Crude Sales, and Macquarie shall provide interim invoice statements (subject to adjustment in the Monthly Crude Sale Adjustment contemplated in this Section 6.7) to Calumet Shreveport Refining, LLC during each month based on provisional prices (determined using the index price for the day plus the applicable differential agreed in advance for such month) established in good faith by Macquarie for such Barrels sold during such period;”
(g)Sub-clause (a) of Section 6.8, Monthly Third Party Crude Sale Adjustment, of the Supply and Offtake Agreement is hereby amended by amending and restating Section 6.8(a) so as to read in its entirety as follows:

“(a) Macquarie shall determine the aggregate quantity of Barrels of Crude Oil sold during such period under such third party sales, and Macquarie shall provide interim invoice statements (subject to adjustment in the Monthly Third Party Crude Sale Adjustment contemplated in this Section 6.8) to Calumet Shreveport Refining, LLC during each month based on provisional prices (determined using the index price for the day plus the applicable differential agreed in advance for such month) established in good faith by Macquarie for such Barrels sold during such period;”
II.Amendments to Storage Facilities Agreement.

(a)Section 1, Definitions and Construction, of the Storage Facilities Agreement is hereby amended by deleting the definition of “Monthly Facilities Fee” in its entirety and replacing it with the following language:

“Monthly Facilities Fee” means the sum of (A) the product of (i) fifteen cents ($0.15) per Barrel, multiplied by (ii) the Crude Storage Tanks Capacity and (B) the product of (i) twenty cents ($0.20) per Barrel, multiplied by (ii) the Product Storage Tanks Capacity, per calendar month.
(b)Any reference in the Storage Facilities Agreement (other than in the recitals thereto that shall remain unchanged for historical reference) to “LW”, “Fuels” or any combination thereof shall hereinafter be a reference to “Company”, together with any necessary amendments to subject verb agreement in any part of the Storage Facilities Agreement where such forgoing changes are made, as necessary.

III.Agreements Regarding Pledging of Macquarie Title Barrels.

Notwithstanding anything to the contrary contained in any agreement or in any Transaction Document or otherwise in effect on or prior to the Third Amendment Closing Date, the Company hereby acknowledges and agrees that, from and after the Third Amendment Closing Date, Macquarie may, and shall have the right to, pledge and grant a security interest, in favor of any Person, in and to Macquarie’s Property (and for the avoidance of doubt, Macquarie’s Property does not include the assets or rights of the Company) that is subject to the Supply and Offtake Agreement, as amended by this Third Amendment (including, without limitation, Crude Oil and Products to which Macquarie holds title while located in Crude Storage Tanks and Included Product Locations), in each case, as collateral security for any and all obligations due and owing by Macquarie or its Affiliates to any such Person, without the need for any consent or approval of, or any further action taken by, the Company or any of its Designated Affiliates. In consideration of the foregoing, Macquarie shall provide and require, in any agreement granting a security interest to any Person in and to any of Macquarie’s Property, that (i) such liens and security interests shall be terminated and extinguished automatically at such time as this Supply and Offtake Agreement is terminated (other than with respect to any provisions or obligations, including indemnity obligations, as applicable, that survive such termination pursuant to the terms of the Transaction Documents) and the Company has performed all of its payment obligations under Article 20 of the Supply and Offtake Agreement, and (ii) following the payment of the Company’s obligations under such Article 20, Macquarie shall instruct the secured party under such agreement to file termination statements in form sufficient to release and extinguish any financing statement filings perfecting any liens and security interests in favor of any creditor of Macquarie.
IV.Conditions Precedent. This Third Amendment shall be effective on the date when the following conditions precedent have been satisfied:

(a)Macquarie and the Company shall each have received this Third Amendment duly executed by Macquarie, the Company, Parent and Calumet Refining;

(b)Macquarie shall have received the First Amendment To Fee Letter duly executed by Macquarie, the Company and Parent;

(c)Macquarie and the Company shall each have received the Sixth Amendment to Supply and Offtake Agreement [Montana] duly executed by Macquarie, Calumet Montana Refining, LLC, Parent and the other parties thereto;

(d)Macquarie and the Company shall each have received the Third Amendment to Fee Letter [Montana] duly executed by Macquarie, Calumet Montana Refining, LLC and Parent;

(e)Macquarie shall have received executed copies of documentation satisfactory to it that amend the SIP-Company Products Sales and Purchase Agreement and SIP-Macquarie Products Sales and Purchase Agreement to extend the term of such agreements to be coterminous with the extended Expiration Date of the Supply and Offtake Agreement, as amended hereby;

(f)Macquarie shall have received evidence of the consent of Bank of America, N.A., as administrative agent under the Existing Credit Agreement, to this Third Amendment;

(g)Macquarie shall have received, on or prior to the Third Amendment Closing Date, payment of all fees, expenses and other amounts due, payable and required to be reimbursed or paid by the Company hereunder, under the Fee Letter or any other Transaction Document on or prior to such date;

(h)Macquarie shall have received a certificate (i) signed by an appropriate officer of the Company and (ii) signed by an appropriate officer of the Parent, in each case, certifying as to incumbency, due authorization, board approval and resolutions of such Person and certifying as to true and accurate copies of such Person’s organizational documents;

(i) Macquarie shall have received an opinion of counsel of the Company, in form and substance satisfactory to Macquarie, covering such matters as Macquarie shall reasonably request, including: good standing; existence and due qualification; power and authority; due authorization and execution; enforceability of the Transaction Documents; and no breach or violation of the Existing Financing Agreements;

(j)Macquarie shall have received insurance certificates evidencing coverage for the Company and the effectiveness of related insurance policies and endorsements as required by Article 16 of the Supply and Offtake Agreement in respect of the Company’s ownership of Crude Oil and Products; and

(k)Macquarie and the Company shall each have received such other documents and deliveries from each other as each may reasonably request.

V.Representations, Warranties and Covenants. Each of Macquarie, the Company and Calumet Refining, LLC represent and warrant to each other that (a) it possesses all requisite power and authority to execute, deliver and comply with the terms of this Third Amendment, (b) no other consent of any Person (other than, in respect of the Company, a consent of the Parent in respect of its Guaranty, which is set forth herein) is required for this Third Amendment to be effective, and (c) the execution and delivery of this Third Amendment does not violate its respective organizational documents.

VI.Ratification of Guaranty. Parent hereby acknowledges and ratifies and reaffirms its guaranty of the Guaranteed Obligations under and as defined in the Guaranty, and all of its obligations under and in respect thereof, in favor of Macquarie, and agrees that such Guaranty remains in full force and effect and continues to be the legal, valid, and binding obligation of Parent enforceable in accordance with its terms (as the same are modified by this Third Amendment). Parent confirms and agrees that neither the execution of this Third Amendment nor the consummation of the transactions described herein shall in any way affect, impair or limit the covenants, liabilities, obligations and duties of Parent under the Guaranty.

VII.Scope of Amendment; Reaffirmation.

(a)All references hereafter to the Supply and Offtake Agreement shall refer to the Supply and Offtake Agreement as amended by this Third Amendment. Except as modified by this Third Amendment, the Transaction Documents are unchanged and continue in full force and effect. However, in the event of any inconsistency between the terms of the Supply and Offtake Agreement (as amended by this Third Amendment) and any other Transaction Document, the terms of the Supply and Offtake Agreement shall control (except solely with respect to any fees, amounts and payments set forth in the Fee Letter, as amended from time to time, as to which the Fee Letter shall control) and such other document (other than the Fee Letter) shall be deemed to be amended to conform to the terms of the Supply and Offtake Agreement.

(b)Each of Macquarie, the Company and Calumet Refining, LLC hereby reaffirms its obligations under the Transaction Documents to which it is a party and agrees that all Transaction Documents to which it is a party remain in full force and effect and continue to be its legal, valid, and binding obligations enforceable in accordance with their terms (as the same are modified by this Third Amendment).

VIII.Miscellaneous.

(a)Form. Each agreement, document, instrument or other writing to be furnished to Macquarie and the Company, as applicable, under any provision of this Third Amendment must be in form and substance satisfactory to the parties hereto and their counsel

(b)Headings. The headings and captions used in this Third Amendment are for convenience only and will not be used to construe the meaning or intent of the terms of this Third Amendment, the Supply and Offtake Agreement, or the other Transaction Documents.

(c)Successors and Permitted Assigns. This Third Amendment is binding upon, and inures to the benefit of the parties to this Third Amendment and their respective successors and permitted assigns. Unless otherwise provided in the Transaction Documents, all covenants, agreements, indemnities, representations and warranties made in any of the Transaction Documents survive and continue in effect as long as the Transaction Obligations are outstanding. Nothing expressed or implied in this Third Amendment is intended to create any rights, obligations or benefits under the Supply and Offtake Agreement, as amended hereby, in any person other than the parties thereto and hereto and their respective successors and permitted assigns.

(d)Invalidity. If any Article, Section or provision of this Third Amendment shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from the Supply and Offtake Agreement, as amended hereby, and the remaining portions of the Supply and Offtake Agreement, as amended hereby, shall remain in full force and effect.

(e)Multiple Counterparts. This Third Amendment may be executed in one or more counterparts by the parties hereto and initially delivered by facsimile transmission, pdf or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.

(f)GOVERNING LAW. THIS THIRD AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE.

(g)FINAL AGREEMENT. THE TERMS OF THIS THIRD AMENDMENT, THE SUPPLY AND OFFTAKE AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND THERETO WITH RESPECT TO THE MATTERS SET FORTH HEREIN AND THEREIN, AND NO REPRESENTATIONS OR WARRANTIES SHALL BE IMPLIED OR PROVISIONS ADDED IN THE ABSENCE OF A WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN THE PARTIES HERETO OR THERETO. THIS THIRD AMENDMENT, THE SUPPLY AND OFFTAKE AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. No promise, representation or inducement has been made by any party hereto or thereto that is not embodied in the Supply and Offtake Agreement, as amended by this Third Amendment, or the other Transaction Documents, and no party hereto or thereto shall be bound by or liable for any alleged representation, promise or inducement not so set forth herein or therein.

[Signatures on Following Pages.]

IN WITNESS WHEREOF, this Third Amendment is executed effective as of the Third Amendment Closing Date.

MACQUARIE ENERGY NORTH AMERICA
TRADING INC.

By: /s/ Dan Vizel
Name: Dan Vizel
Title: Executive Director

By: /s/ Joseph Forbes
Name: Joseph Forbes
Title: Executive Director

CALUMET SHREVEPORT REFINING, LLC

By:	Calumet Refining, LLC, its sole member

By:	Calumet Operating, LLC, its sole member

By:	Calumet Specialty Products Partners, L.P., its sole member

By:	Calumet GP, LLC, its general partner

By:	/s/ D. West Griffin
Name:    D. West Griffin
Title:    Executive Vice President and
Chief Financial Officer

Agreed and accepted by Parent solely for purposes of evidencing its assent to Article VI of this Third Amendment:

CALUMET SPECIALTY PRODUCTS PARTNERS,
L.P.

By:    Calumet GP, LLC, its general partner

By:     /s/ D. West Griffin
Name: D. West Griffin
Title: Executive Vice President and
Chief Financial Officer

Agreed and accepted by Calumet Refining, LLC solely for purposes of evidencing its assent to Articles V and VII(b) of this Third Amendment:

CALUMET REFINING, LLC

By:	Calumet Operating, LLC, its sole member
By:    Calumet Specialty Products Partners, L.P.,
its sole member

By:    Calumet GP, LLC, its general partner

By:     /s/ D. West Griffin
Name:     D. West Griffin
Title:     Executive Vice President and Chief
Financial Officer